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                                                            EXHIBIT 99

[LOGO]                                    FOR IMMEDIATE RELEASE
                                          CONTACT:  CONWAY G. IVY
                                          SENIOR VICE PRESIDENT, CORPORATE
                                          PLANNING AND DEVELOPMENT
                                          216-566-2102

                                      NEWS:

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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, April 29, 2004 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2004. Consolidated net sales increased $171.1 million, or 14.9 percent, to $1.320 billion in the first quarter of 2004. The sales gain in the first quarter was due primarily to continuing strong domestic architectural paint sales and improving sales and market conditions in domestic industrial maintenance, product finishes and automotive markets. Also, consolidated net sales for the first quarter of 2004 compare positively to last year sales due in part to the adverse impact on sales of harsh weather conditions in parts of the United States in the first quarter of 2003 and by a soft domestic economic environment throughout most of 2003. Net income increased $20.7 million, or 67.1 percent, to $51.5 million in the first quarter of 2004. Diluted net income per common share for the first quarter of 2004 was $.35 per share compared to $.21 per share in 2003.

      Net sales in the Paint Stores Segment increased $87.4 million, or 12.2 percent, to $803.7 million in the first quarter of 2004 due primarily to continuing strong domestic architectural paint sales to contractor and do-it-yourself (DIY) customers. Industrial maintenance and product finishes sales improved during the quarter as the domestic economic environment continued to strengthen compared to a soft domestic economic environment during the first three quarters of 2003. During the first quarter, net sales from stores open for more than twelve calendar months increased 11.0 percent over last year's first quarter. The Paint Stores Segment operating profit increased $22.6 million, or
75.4 percent, to $52.5 million during the first three months of 2004. The operating profit increased as a percent of sales from 4.2 percent to 6.5 percent due primarily to the favorable impact on gross margins of increased architectural paint sales volume. Flat year-over-year utility costs and pension expense along with tight control of other expenses reduced selling, general and administrative expenses as a percent of sales.

      Net sales of the Consumer Segment in the first quarter increased $51.0 million, or 19.2 percent, to $317.2 million. The sales improvement was due primarily to new product introductions, new customers and acquisitions. In addition, 2004 first quarter sales compared favorably to last year due to the adverse impact on sales in 2003 by changes in the ordering or promotional patterns by some of the Segment's largest retail customers, the preparation for store closings by a major retailer, the impact of harsh weather and stringent inventory control relating to the slow domestic economy.

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Operating profit of this Segment improved $10.1 million, or 25.9 percent, to
$49.2 million in the quarter, increasing as a percent of net external sales to
15.5 percent from 14.7 percent last year. This improvement, in spite of raw material cost increases along with some incremental spending related to new product launches and new customers, was due primarily to favorable manufacturing absorption related to manufacturing volume increases. Tight spending control, combined with flat year-over-year utility costs and pension expense, reduced selling, general and administrative expenses as a percent of sales.

      First quarter net sales in the Automotive Finishes Segment increased $13.9 million, or 13.1 percent, to $120.3 million. The sales increase was due primarily to the impact of favorable currency exchange rates, strength in the core domestic collision business sector and improved domestic original equipment manufacturer (OEM) sales. The impact of favorable currency exchange rates increased net sales of this Segment in the first quarter of 2004 by 3.0 percent. Operating profit of this Segment for the first quarter of 2004 improved $1.9 million, or 18.7 percent, to $12.0 million and increased as a percent of sales by 0.4 percent to 9.9 percent. This Segment's operating profit was favorably impacted by increased sales and improved manufacturing absorption relating to additional volume. Flat year-over-year utility costs, flat pension expense and tight control over other spending helped reduce selling, general and administrative expenses as a percent of sales.

      Net sales in the International Coatings Segment increased $18.6 million, or 32.1 percent, to $76.4 million in the first three months of 2004. A strong
11.1 percent sales increase in the first quarter was enhanced by the impact of favorable currency exchange rates that further increased sales in U.S. dollars by 21.0 percent. The sales increase was due primarily to volume gains in the United Kingdom and South America. The International Coatings Segment realized an operating profit in the first quarter of 2004 of $4.7 million compared to an operating loss in the first quarter of 2003 of $0.3 million. This improvement in the operating profit from last year was due primarily to the sales gain, operating efficiencies related to additional manufacturing volume and favorable currency exchange rates that positively affected gross margins as a result of purchasing many required raw materials on a U.S. dollar denominated basis. Tight expense control also contributed to the International Coatings Segment's operating profit improvement.

      At March 31, 2004, the Company had $103.6 million in cash and cash equivalents, compared to $12.8 million at March 31, 2003. Total debt at March 31, 2004 of $513.5 million was $105.7 million below total debt at the same time a year ago primarily as a result of having no short-term borrowings. The Company acquired 1,850,000 shares of its common stock through open market purchases during the first quarter of 2004 and had remaining authorization at March 31, 2004 to purchase 15,173,000 shares.

      Commenting on the first quarter results, Christopher M. Connor, Chairman and Chief Executive Officer, said, "We were encouraged by the continuing strong architectural paint sales in our Paint Stores Segment and by the improving industrial maintenance and product finishes markets. We believe that these strengthening markets will help our Paint Stores Segment's results going forward. In the Consumer Segment, we believe that the strong architectural paint market and new products will benefit customers of this Segment, propelling further sales increases. Six Sigma

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initiatives, cost containment efforts and other Operational Excellence programs undertaken over the past few years in the Consumer Segment are helping this Segment realize more of its profitability potential. Our Automotive Finishes and International Coatings Segments should continue to benefit from expanding their distribution network and improving economic and business conditions.

      "We expect that achieving the same level of year-over-year sales and profit comparisons as the Company did in the first quarter will become more challenging as the year progresses due to the level of sales and profits experienced in the last half of 2003. We plan to continue launching new products, actively pursuing new customers, opening stores, enhancing the shopping experience in our stores and increasing the productivity of our operations to improve sales and operating income in all operating segments of our business. We anticipate that achieving these business goals will result in increased second quarter net sales in the high single digits over last year's second quarter. With sales at that level, we expect diluted net income per common share for the second quarter to be in the range of $.80 to $.86 per share compared to $.75 per share last year. We commented on February 5, 2004 that we anticipated our annual net sales results for 2004 will be up in the mid-single digits over 2003 and diluted net income per common share for the year 2004 in the range of $2.45 to $2.55 per share. We now expect our annual net sales for 2004 will increase in the mid-to-high single digits over 2003 and, with annual sales at that level, we anticipate diluted net income per common share for the year 2004 in the range of $2.54 to $2.62 per share compared to $2.26 per share earned in 2003."

      The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2004 at 11:00 a.m. ET on April 29, 2004. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on "webcast" following the reference to the April 29th release. For those who cannot listen to the live broadcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Monday, May 10, 2004 at 5:00 p.m. ET.

      The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain "forward-looking statements", as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


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                  THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES

                  Statements of Consolidated Income (Unaudited)

                                                             Three months ended March 31,
                                                          ----------------------------------
Thousands of dollars, except per share data                    2004                 2003
                                                          -------------        -------------
Net sales                                                 $   1,319,522        $   1,148,461
Cost of goods sold                                              747,895              646,697
Gross profit                                                    571,627              501,764
  Percent to net sales                                             43.3%                43.7%

Selling, general and administrative expenses                    484,546              440,450
  Percent to net sales                                             36.7%                38.4%

Interest expense                                                  9,387               10,091
Interest and net investment income                               (1,309)              (1,490)
Other expense - net                                                (179)               4,206
                                                          -------------        -------------

Income before income taxes                                       79,182               48,507
Income taxes                                                     27,714               17,705
                                                          -------------        -------------

Net income                                                $      51,468        $      30,802
                                                          =============        =============

Income per common share:
     Basic                                                $        0.36        $        0.21
                                                          =============        =============

     Diluted                                              $        0.35        $        0.21
                                                          =============        =============

Average shares and equivalents outstanding - basic          141,799,100          145,841,044
                                                          =============        =============

Average shares and equivalents outstanding - diluted        145,586,221          147,960,358
                                                          =============        =============


Additional information regarding the Company's financial results can be found on the Internet at "www.sherwin.com", Investor Relations page.